Exhibit 99(c)

ANNUAL STATEMENT AS TO COMPLIANCE

HSBC Finance Corporation, successor by merger to

Household Finance Corporation ("HSBC" Finance")

HFC REVOLVING CORPORATION

HOUSEHOLD HOME EQUITY LOAN TRUST 2002-4

I, Steven H. Smith, Servicing Officer of HSBC Finance (the "Master Servicer"), DO HEREBY CERTIFY, in accordance with Section 3.10 of the Sale and Servicing Agreement dated as of November 14, 2002 among HFC Revolving Corporation, as Depositor, Household Home Equity Loan Trust 2002-4, Master Servicer and JPMorgan Chase Bank, N.A. (as Successor in Interest to Bank One, National Association ), as Trustee, (the "Agreement") that:

1. A review of the activities of the Master Servicer from January 1 through December 31, 2004 and of its performance under the Agreement has been made under my supervision; and

2. To the best of my knowledge, based on my review, the Master Servicer has fulfilled all of its material obligations under the Agreement throughout such Year. Based on such review, the Master Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth below.

NONE

IN WITNESS WHEREOF, I have signed this certificate this 1st day of March, 2005.

HSBC Finance Corporation, as Master Servicer

/s/ Steve H. Smith

Steven H. Smith

Servicing Officer